 EXHIBIT 99.1

1259 NW 21st Street
Pompano Beach, FL 33069
NEWS

FOR MORE INFORMATION:
August 13, 2010	954-917-4114
HOWARD L. EHLER, JR.
CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES SECOND QUARTER
AND SIX MONTHS 2010 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (OTCBB: “IPII”) announced today the results of operations for the second quarter and six months ended June 30, 2010.

Net sales for the second quarter ended June 30, 2010 were $2,681,000, compared to $2,553,000 for the same period in 2009, an increase of 5.0%. For the second quarter ended June 30, 2010, the Company had a loss from continuing operations of $77,000, or $.03 per diluted share, compared to a loss from continuing operations of $983,000, or $.39 per diluted share, for the same period in 2009. The loss from continuing operations in the second quarter of 2010 included income of $74,000 arising from a reduction in a loss contingency reserve as compared to an expense of $627,000 for the same period in 2009. The Company generated a net loss, including discontinued operations, for the second quarter ended June 30, 2010 of $84,000, or $.03 per diluted share, compared to a net loss, including discontinued operations of $1,636,000, or $.65 per diluted share, for the same period in 2009. Discontinued operations related to the closure of the Company’s distribution facilities during 2009 and 2008, accounted for losses of $7,000, or $.00 per diluted share in the second quarter of 2010 compared to $653,000, or $.26 per diluted share in the prior year period. The loss from discontinued operations in the second quarter of 2010 included a gain of $230,000 realized from the sale of real property associated with the Company’s former distribution facilities.

Net sales for the six months ended June 30, 2010 were $4,568,000, compared to $4,678,000 for the same period in 2009, a decrease of 2.4%. For the six months ended June 30, 2010, the Company had a loss from continuing operations of $600,000, or $.24 per diluted share, compared to a loss from continuing operations of $1,166,000, or $.46 per diluted share, for the same period in 2009. In the first six months of 2010, the loss from continuing operations included a gain of $32,000 arising from a reduction in a loss contingency reserve, compared to a loss contingency expense of $627,000 for the same period last year. In addition, the loss from continuing operations in the first six months of 2009 included a $193,000 gain on the settlement of certain litigation. Discontinued operations accounted for losses of $360,000, or $.14 per diluted share for the first six months of 2010 compared to $1,268,000, or $.50 per diluted share in the prior year period. Results of discontinued operations included gains realized from the sale of real property associated with the discontinuance of the Company’s former distribution facilities of $230,000 and $573,000, respectively, for the comparative 2010 and 2009 six month periods. Accordingly, the Company incurred a net loss of $960,000, or $.38 per diluted share, for the first six months of 2010 compared to a net loss of $2,434,000, or $.96 per diluted share, for the comparable period in 2009.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “The Company’s improved operating results in the second quarter are reflective of an increase in seasonal demand for our products and the positive effect of our initiatives to improve margins and reduce costs in our core manufacturing operations. Our business continues to be impacted by low levels of construction activity and weak residential and commercial construction demand for our products in our major trade areas due to poor economic conditions experienced in our industry as a result of an increased number of foreclosed properties, high unemployment, low job growth and tight credit. During the second

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quarter we terminated our Forbearance Agreement and Line of Credit with our commercial lender and now have sufficient liquidity to meet our current operating needs with no immediate need for additional financing. We are continuing to seek opportunities to enhance our manufacturing operations when the economy recovers and demand improves.”

 For more information, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2010 which is being filed with the Securities and Exchange Commission on August 13, 2010 and which will be available on the Company’s website www.imperialindustries.com shortly.

Imperial Industries, Inc., a building products company, is engaged in the manufacture and distribution of pool, stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

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IMPERIAL INDUSTRIES, INC.
Financial Highlights
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009

Net Sales	$4,568,000	$4,678,000	$2,681,000	$2,553,000

Loss from continuing operations, net of taxes (1)	$(600,000)	$(1,166,000)	$(77,000)	$(983,000)
Loss from discontinued operations, net of taxes (2)	(360,000)	(1,268,000)	(7,000)	(653,000)

Net loss	$(960,000)	$(2,434,000)	$(84,000)	$(1,636,000)

Earnings (loss) per Common Share:
Loss from continuing operations - basic and diluted	$(0.24)	$(0.46)	$(0.03)	$(0.39)
Loss from discontinued operations - basic and diluted	(0.14)	(0.50)	-	(0.26)
Net loss per share - basic and diluted	$(0.38)	$(0.96)	$(0.03)	$(0.65)

Weighted average shares outstanding -basic and diluted	2,550,460	2,533,085	2,550,460	2,533,085

Notes to Financial Highlights

(1)
The loss from continuing operations includes income of $32,000 and $74,000 resulting from a reduction in a loss contingency reserve related to the discontinuance of its former distribution operations, for the six and three months ended June 30, 2010, compared to a loss contingency expense of $627,000 for the same periods in 2009. In addition, for the six months ended June 30, 2009 the loss from continuing operations included a $193,000 gain on the settlement of certain litigation.

(2)
For the six months and three months ended June 30, 2010, loss from discontinued operations includes a gain of $230,000 realized from the sale of real property associated with the Company's distribution facilities. For the six months ended June 30, 2009, loss from discontinued operations includes a gain of $573,000 (recognized during the first quarter of 2009) realized from the sale of real property associated with the Company's former distribution facilities.